[AMERICAN EXPRESS(R) LOGO]

                                             IDS LIFE INSURANCE COMPANY
                                             200 AXP Financial Center
                                             Minneapolis, MN 55474

DEFERRED ANNUITY CONTRACT

-    FLEXIBLE PURCHASE PAYMENTS.

-    OPTIONAL FIXED DOLLAR OR VARIABLE ACCUMULATION VALUES AND ANNUITY PAYMENTS.

-    ANNUITY PAYMENTS TO BEGIN ON THE SETTLEMENT DATE.

-    THIS CONTRACT IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.

Annuitant:   John Doe                     Contract Date:      October 18, 2001

Contract Number:    XXXX-XXXXXXXX         Settlement Date:    October 18, 2051


This is a deferred annuity contract. It is a legal contract between you, as the owner, and us, IDS Life Insurance Company, a Stock Company, Minneapolis, Minnesota. PLEASE READ YOUR CONTRACT CAREFULLY.

If the annuitant is living on the Settlement Date, upon your request, we will begin to pay you monthly annuity payments. Any payments made by us are subject to the terms of this contract.

We issue this contract in consideration of your application and the payment of the purchase payments.

Signed for and issued by IDS Life Insurance Company in Minneapolis, Minnesota, as of the contract date shown above.

ACCUMULATION VALUES AND ANNUITY PAYMENTS, WHEN BASED ON THE INVESTMENT RESULTS OF THE VARIABLE SUBACCOUNTS, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. SEE THE FIXED AND VARIABLE ACCOUNTS SECTION FOR VARIABLE PROVISIONS.

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS.
If for any reason you are not satisfied with this contract, return it to us or our representative within 10 days after you receive it. We will then cancel this contract. Upon such cancellation we will refund an amount equal to the sum of:
(1) the contract value; and (2) any premium tax charges paid. This contract will then be considered void from its start.


/s/ [ILLEGIBLE]

PRESIDENT


/s/ [ILLEGIBLE]

SECRETARY

131041                                                                   (10/01)

                          GUIDE TO CONTRACT PROVISIONS

DEFINITIONS                      IMPORTANT WORDS AND MEANINGS/PAGE 3

GENERAL PROVISIONS               ENTIRE CONTRACT; INCONTESTABLE; MODIFICATION OF
                                 THE CONTRACT; BENEFITS BASED ON INCORRECT DATA;
                                 STATE LAWS; FEDERAL LAWS; REPORTS TO OWNER;
                                 EVIDENCE OF SURVIVAL; PROTECTION OF PROCEEDS;
                                 PAYMENTS BY US; VOTING RIGHTS/ PAGE 4

OWNERSHIP AND BENEFICIARY        OWNER'S RIGHTS; CHANGE OF OWNERSHIP;
                                 BENEFICIARY; CHANGE OF BENEFICIARY;
                                 BENEFICIARY'S RIGHTS; ASSIGNMENT/PAGE 5

PAYMENTS TO BENEFICIARY          DESCRIBES OPTIONS AND AMOUNTS PAYABLE UPON
                                 DEATH/PAGE6

PURCHASE PAYMENTS                PURCHASE PAYMENTS; AMOUNTS AND INTERVALS;
                                 PAYMENT LIMITS; ALLOCATION OF PURCHASE
                                 PAYMENTS; ADDITIONAL "CREDITS" FOR PURCHASE
                                 PAYMENTS/PAGE 7

CONTRACT VALUE                   DESCRIBES THE FIXED AND VARIABLE ACCOUNT
                                 CONTRACT VALUES; INTEREST TO BE CREDITED;
                                 CONTRACT ADMINISTRATIVE CHARGE; PREMIUM TAX
                                 CHARGES; TRANSFERS OF CONTRACT VALUES/PAGE 8

FIXED AND VARIABLE ACCOUNTS      DESCRIBES THE VARIABLE SUBACCOUNTS,
                                 ACCUMULATION UNITS AND VALUES; NET
                                 INVESTMENT FACTOR; MORTALITY AND EXPENSE
                                 RISK CHARGE; ANNUITY UNIT VALUE/PAGE 10

SURRENDER PROVISIONS             SURRENDER OF THE CONTRACT FOR ITS SURRENDER
                                 VALUE; RULES FOR SURRENDER; SURRENDER VALUE;
                                 SURRENDER CHARGE; SURRENDER ORDER; WAIVER OF
                                 SURRENDER CHARGES; SUSPENSION OR DELAY IN
                                 PAYMENT OF SURRENDER/PAGE 12

ANNUITY PROVISIONS               WHEN ANNUITY PAYMENTS BEGIN; DIFFERENT WAYS
                                 TO RECEIVE ANNUITY PAYMENTS; DETERMINATION OF
                                 PAYMENT AMOUNTS/PAGE 15

TABLES OF SETTLEMENT RATES       TABLES SHOWING AMOUNT OF FIRST VARIABLE
                                 ANNUITY PAYMENT AND THE GUARANTEED FIXED
                                 ANNUITY PAYMENTS FOR THE VARIOUS PAYMENT
                                 PLANS/PAGE 17

131041                                Page 2                             (10/01)

                                  CONTRACT DATA

Annuitant:   John Doe                     Contract Date:      October 18, 2001

Contract Number:   XXXX-XXXXXXXX          Settlement Date:    October 18, 2051

Contract Owner:    John Doe               Age at Issue:       35


Deferred Annuity Contract ("AMERICAN EXPRESS(R) RETIREMENT ADVISOR SELECT
                           VARIABLE ANNUITY")


Federal Tax Status:   Non-qualified

Cash Submitted With Application:*         $10,000

      *Exchanges transfers from other accounts are not reflected and will be confirmed separately.


Scheduled Purchase Payment:
              Annual Amount:              NA

Maximum Purchase Payments Permitted:
          1st contract year:              $1,000,000
          Each contract year thereafter:  $100,000


Upon issuance of contract your purchase payments have been scheduled to be paid and applied to this the fixed and variable subaccounts as shown below. You may change the amount, frequency and allocations as provided in this contract. Refer to the Purchase Payments provision.


VARIABLE                                                                        PURCHASE PAYMENTS
SUBACCOUNTS      FUND                                                           ALLOCATION PERCENTAGE
-----------      ----                                                           ---------------------
BC               AXP(R) VP - Blue Chip Advantage Fund                                    50%
BD               AXP(R) VP - Bond Fund
CR               AXP(R) VP - Capital Resource Fund
CM               AXP(R) VP - Cash Management Fund
DE               AXP(R) VP - Diversified Equity Income Fund
EM               AXP(R) VP - Emerging Markets Fund
ES               AXP(R) VP - Equity Select Fund
EI               AXP(R) VP - Extra Income Fund
FI               AXP(R) VP - Federal Income Fund
GB               AXP(R) VP - Global Bond Fund
GR               AXP(R) VP - Growth Fund
IE               AXP(R) VP - International Fund
MF               AXP(R) VP - Managed Fund
ND               AXP(R) VP - NEW DIMENSIONS FUND(R)
SC               AXP(R) VP - Small Cap Advantage Fund
IV               AXP(R) VP - S&P 500 Index Fund
ST               AXP(R) VP - Stock Fund
SA               AXP(R) VP - Strategy Aggressive Fund
SV               AXP(R) VP Partners - Small Cap Value Fund
AC               AIM V.I. Capital Appreciation Fund, Series II
AD               AIM V.I. Capital Development Fund, Series II
AL               Alliance VP Growth & Income Portfolio (Class B)
AB               Alliance VP AllianceBernstein Int'l Value Portfolio (Class B)
AI               American Century VP International, Class II
AV               American Century VP Value, Class II
SR               Calvert Variable Series, Inc. Social Balanced Portfolio
CG               Evergreen VA Capital Growth Fund, Class L Shares
FG               Fidelity VIP III Growth & Income Portfolio (Service Class 2)            10%
FM               Fidelity VIP III Mid Cap Portfolio (Service Class 2)
FO               Fidelity VIP Overseas Portfolio (Service Class 2)
RE               FTVIPT Franklin Real Estate Fund - Class 2
SI               FTVIPT Franklin Value Securities Fund - Class 2


                                     Page 2A

VARIABLE                                                                        PURCHASE PAYMENTS
SUBACCOUNTS      FUND                                                           ALLOCATION PERCENTAGE
-----------      ----                                                           ---------------------
MS               FTVIPT Mutual Shares Securities Fund - Class 2
UE               Goldman Sachs VIT CORE(SM) U.S. Equity Fund
MC               Goldman Sachs VIT Mid Cap Value Fund
ID               INVESCO VIF - Dynamics Fund
FS               INVESCO VIF - Financial Services Fund                                   10%
TC               INVESCO VIF - Technology Fund
TL               INVESCO VIF - Telecommunications Fund
GT               Janus Aspen Series Global Technology Portfolio: Service Shares
IG               Janus Aspen Series Int'l Growth Portfolio: Service Shares
IP               Lazard Retirement Series International Equity Portfolio
MG               MFS(R) Investors Growth Stock Series -Service Class                     10%
MD               MFS(R) New Discovery Series - Service Class
UT               MFS(R) Utilities Series - Service Class
PE               Pioneer Equity-Income VCT Portfolio - Class II Shares
EU               Pioneer Europe VCT Portfolio - Class II Shares
HS               Putnum VT Health Sciences Fund - Class IB Shares
PI               Putnam VT International Growth Fund - Class IB Shares
VS               Putnam VT Vista Fund - Class IB Shares
SO               Strong Opportunity Fund II - Advisor Class
IT               Wanger International Small Cap
SP               Wanger U.S. Small Cap
AA               Wells Fargo VT Asset Allocation Fund
WI               Wells Fargo VT International Equity Fund
SG               Wells Fargo VT Small Cap Growth Fund

FIXED ACCOUNT
-------------
FIX              IDS Life Fixed Account                                                  20%


Fixed Account Guaranteed Interest Rate:     3% Annual Effective Rate


As of the date this contract was issued, any amounts allocated to the fixed account will earn interest, for the first year, at the annual effective rate of 4.00%. New rates may be declared from time to time.


                                     Page 2B

SCHEDULE OF SURRENDER CHARGES

CONTRACT                            SURRENDER CHARGE PERCENTAGE
  YEAR                              APPLIED TO PURCHASE PAYMENT
--------                            ---------------------------
   1                                             7%
   2                                             7%
   3                                             7%
Thereafter                                       0%

Contract Administrative Charge:     $30 annually. Charge is waived if contract
                                    value, or purchase payments less purchase payments surrendered, equals or exceeds
                                    $50,000. See Contract Administrative Charge provision.

                                     Page 2C

                                   DEFINITIONS

The following words are often used in this contract. When we use these words, this is what we mean:

ACCUMULATION UNIT

An accumulation unit is an accounting unit of measure. It is used to calculate the contract value prior to settlement.

ANNUITANT

The person or persons on whose life monthly annuity payments depend.

ANNUITY UNIT

An annuity unit is an accounting unit of measure. It is used to calculate the value of annuity payments from the variable subaccounts on and after the settlement date.

CODE

The Internal Revenue Code of 1986, as amended, its regulations thereunder and/or promulgations of the Internal Revenue Service, as applicable.

CONTRACT ANNIVERSARY

The same day and month as the contract date each year that the contract remains in force.

CONTRACT DATE

The date from which contract anniversaries, contract years, and contract months are determined. Your contract date is shown under Contract Data.

CONTRACT VALUE

The sum of the Fixed Account Contract Value (which receives a declared interest rate) and the Variable Account Contract Value (which varies with the investment performance of the elected subaccounts) for this contract.

FIXED ACCOUNT

The fixed account is made up of all our assets other than those in any separate account.

FIXED ANNUITY

A fixed annuity is an annuity with payments which are guaranteed by us as to dollar amount during the annuity payment period.

SETTLEMENT

The application of the contract value of this contract to an Annuity Payment Plan to provide annuity payments.

SETTLEMENT DATE

The date shown under Contract Data on which annuity payments are scheduled to begin. This date may be changed as provided in this contract. You will be notified prior to the settlement date in order to select an appropriate annuity payment plan.

VALUATION DATE

A valuation date is each day the New York Stock Exchange is open for trading.

VALUATION PERIOD

A valuation period is the interval of time commencing at the close of business on each valuation date and ending at the close of business on the next valuation date.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amounts; and (2) vary in amount with the investment experience of one or more of the variable subaccounts.

VARIABLE SUBACCOUNTS

The portfolios of the Variable Account. The subaccounts available on the contract date are named under Contract Data.

WE, OUR, US

IDS Life Insurance Company

WRITTEN REQUEST

A request in writing signed by you and delivered to us at our corporate office.

YOU, YOUR

The owner of this contract. The owner may be someone other than the annuitant. The owner may be changed as provided in this contract.

131041                               Page 3                              (10/01)

                               GENERAL PROVISIONS

ENTIRE CONTRACT

This contract form and any endorsements or riders are the entire contract between you and us.

No one except one of our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of our rights or requirements under this contract. That person must do so in writing. None of our other representatives or other persons has the authority to change or waive any of our rights or requirements under this contract.

MODIFICATION OF THE CONTRACT

This contract may be modified at any time by written agreement between the contract owner and us. The modification must be signed by one of our corporate officers (President, Vice President, Secretary or Assistant Secretary).

INCONTESTABLE

This contract is incontestable from its date of issue.

BENEFITS BASED ON INCORRECT DATA

If the amount of benefits is determined by data as to a person's age or sex that is incorrect, benefits will be recalculated on the basis of the correct data. Any underpayments made by us will be made up promptly. Any overpayments made by us will be subtracted from future payments under this contract and/or as otherwise legally permissible.

STATE LAWS

This contract is governed by the laws of the state in which it is delivered. The values and benefits of this contract are at least equal to those required by such state.

FEDERAL LAWS

This contract is intended to qualify as an annuity contract under Section 72 of the Internal Revenue Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification. We will send you a copy of any such amendments.

REPORTS TO OWNER

At least once a year we will send you a statement showing the contract value and the cash surrender value of this contract. This statement will be based on any laws or regulations that apply to contracts of this type.

EVIDENCE OF SURVIVAL

Where any payments under this contract depend on the recipient or annuitant being alive on a given date, proof that such condition has been met may be required by us. Such proof may be required prior to making the payment.

PROTECTION OF PROCEEDS

Payments under this contract are not assignable by any beneficiary prior to the time they are due.

PAYMENTS BY US

All sums payable by us are payable from our corporate office. Any payment or surrender from a variable annuity is based on the variable contract value.

VOTING RIGHTS

So long as federal law requires, we will give certain voting rights to contract owners. As contract owner, if you have voting rights we will send a notice to you telling you the time and place of the shareholder meeting. The notice will also explain matters to be voted upon and how many votes you have.

131041                               Page 4                              (10/01)

                            OWNERSHIP AND BENEFICIARY

OWNER'S RIGHTS

As long as the annuitant is living and unless otherwise provided in this contract, you may exercise all rights and privileges provided in this contract or allowed by us.

CHANGE OF OWNERSHIP

You can change the ownership of this contract by written request on a form approved by us. The change must be made while the annuitant is living. Once the change is recorded by us, it will take effect as of the date of your request, subject to any action taken or payment made by us before recording.

BENEFICIARY

Unless designated otherwise, beneficiaries are those you name, in a form satisfactory to us, to receive benefits of this contract when the first of you or the annuitant die while this contract is in force. The owner may change the beneficiary as provided below.

Only those beneficiaries who are living when death benefits become payable may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving the annuitant, in accordance with your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If no beneficiary survives the annuitant, we will pay the benefits to you, if living, otherwise to your estate.

CHANGE OF BENEFICIARY

If the annuitant is still living, you may change the beneficiary anytime while the annuitant is living by satisfactory written request to us. Once we record the change, it will take effect as of the date of your request, subject to any action taken or payment made by us before the recording.

BENEFICIARY'S RIGHTS

If the death benefit under this contract becomes payable to a beneficiary (payee) under an Annuity Payment Plan, that payee shall have the right to name a beneficiary. Any such request from the payee must be made on a form satisfactory to us.

ASSIGNMENT

While the annuitant is living, you can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an owner as these terms are used in this contract. Any amounts payable to the assignee will be paid in a single sum.

A copy of any new assignment must be submitted to us at our corporate office. Any assignment is subject to any action taken or payment made by us before the assignment was recorded at our corporate office. We are not responsible for the validity or effect, tax or otherwise, of any assignment.

131041                               Page 5                              (10/01)

                             PAYMENTS TO BENEFICIARY

DEATH BENEFIT BEFORE THE SETTLEMENT DATE

If you or the annuitant die before the Settlement Date while this contract is in force, and both you and the annuitant are age 80 or younger on the date of death, we will pay the beneficiary the greatest of:

1.   the contract value; or

2.   the total purchase payments paid less any "adjusted partial surrenders"; or

3. the contract value as of the most recent sixth contract anniversary, plus any purchase payments paid and less any "adjusted partial surrenders" since that contract anniversary.

An "adjusted partial surrender" is calculated for each partial surrender as the product of (a) times (b) where:

     (a) is the ratio of the amount of the partial surrender to the contract value on the date of (but prior to) the partial surrender; and

     (b) is the death benefit on the date of (but prior to) the partial surrender.

If either you or the annuitant are age 81 or older on the date of death, we will pay the beneficiary the greater of:

1.   the contract value; or

2.   the total purchase payments less any adjusted partial surrenders.

The above amount will be payable in a lump sum on the valuation date we receive due proof of death of the annuitant or owner, whichever first occurs. The beneficiary may elect to receive payment anytime within 5 years after the date of death.

In lieu of a lump sum, payment may be made under an Annuity Payment Plan, provided:

1. the beneficiary elects the plan within 60 days after we receive due proof of death; and

2.   payments begin no later than one year after the date of death; and

3. the plan provides payments over a period which does not exceed the life or the life expectancy of the beneficiary.

In this event, the reference to "annuitant" in the Annuity Provisions shall apply to the beneficiary.

We will determine the contract value on which we base amounts payable or applied under this section at the next accumulation unit value calculated after we receive due proof of death at our corporate office.

PRE-ELECTION OF AN ANNUITY PAYMENT PLAN

During your lifetime you may elect how the death benefit described herein is to be paid under the contract in the event of death before the settlement date. Any such election must be made on a form satisfactory to us. We must receive the form in our corporate office prior to the date of death of the first to die of the owner or annuitant. In this event the death benefit shall be payable as so elected by you, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract.

SPOUSE OPTION TO CONTINUE CONTRACT UPON OWNER'S DEATH

If the owner's death occurs prior to the settlement date, a spouse who is designated as sole beneficiary, or as a joint tenant with right of survivorship, may elect in writing to forego receipt of the death benefit and instead continue this contract in force as owner. If the owner was also the annuitant, then the spouse becomes the annuitant as well. The election by the spouse must be made within 60 days after we receive due proof of death.

ANNUITANT'S DEATH AFTER THE SETTLEMENT DATE

If the annuitant or owner dies after the settlement date, the amount payable, if any, will be as provided in the Annuity Payment Plan then in effect.

131041                               Page 6                              (10/01)

                                PURCHASE PAYMENTS

PURCHASE PAYMENTS

Purchase payments are the payments you make for this contract and the benefits it provides. Purchase payments must be paid or mailed to us at our corporate office or to an authorized agent. If requested, we'll give you a receipt for your purchase payments.

Net purchase payments are that part of your purchase payments applied to the contract value. A net purchase payment is equal to the purchase payment less any applicable premium tax charge.

AMOUNT AND INTERVALS

Purchase payments may be paid in a single sum or in installments until the earlier of: (1) the date this contract terminates by surrender or otherwise; or
(2) the date on which the annuity payments begin.

Subject to the Payment Limits Provision you may: (1) stop and/or restart purchase payments; or (2) increase or decrease the amount of your purchase payments; or (3) change the interval of your purchase payments.

PAYMENT LIMITS PROVISION

Maximum Purchase Payments - The maximum purchase payments in the first or later contract years may not exceed the amounts shown under Contract Data. We reserve the right to increase the maximums.

Minimum Purchase Payments - Upon issue of this contract, a purchase payment intended as a Single Purchase Payment must be at least $10,000. If you intend to make installment purchase payments such payments, on an annualized basis, must be at least equal to $600. Additional payments must be at least $50.

We reserve the right to not accept purchase payments allocated to the fixed account for twelve months following: (1) a partial surrender from the fixed account; or (2) a lump sum transfer from the fixed account to the variable subaccounts.

We also reserve the right to cancel this contract if both of the following conditions exist at the same time: (1) no purchase payments have been paid for a continuous period of 24 months; and (2) less than $600 in purchase payments have been paid under this contract.

In this event we will give you 30 days written notice of our intent to cancel this contract. Upon such cancellation we will pay you the contract value in one sum. This contract will then terminate.

ALLOCATION OF PURCHASE PAYMENTS

You instruct us on how you want your purchase payments allocated among the fixed account and variable subaccounts. Your choice for each account may be made in any whole percent from 0% to 100% as long as the total adds up to 100%. Your allocation instructions as of the contract date are shown under Contract Data. By written request, or by other method agreed to by us, you may change your choice of accounts or percentages. The first net purchase payment will be allocated as of the end of the valuation period during which we make an affirmative decision to issue this contract. Net purchase payments after the first will be allocated as of the end of the valuation period during which we receive the payment at our corporate office.

ADDITIONAL "CREDITS" FOR PURCHASE PAYMENTS

We will add a Credit of 1% of all purchase payments received in the first contract year if your initial purchase payment to this contract was at least $250,000.

Each credit is allocated to your contract value when the applicable purchase payment is applied to your contract value. Such Credits are allocated to your contract value according to allocation instructions in effect for your purchase payments.

Credits shall be reversed from the contract value for any purchase payment that is not honored.

Credits applied within 12 months preceding: (1) the date of death that results in a lump sum death benefit under this contract; or (2) a request for surrender charge waiver due to Hospital or Nursing Home Confinement, if applicable, shall be reversed from the contract value.

The amount returned to you under the Right to Examine Contract (Free-look) provision shall not include any Credits applied to your contract.

131041                               Page 7                              (10/01)

                                 CONTRACT VALUE

CONTRACT VALUE

The contract value at any time is the sum of: (1) the Fixed Account Contract Value; and (2) the Variable Account Contract Value.

If: (1) part or all of the contract value is surrendered; or (2) charges described herein are made against the contract value; then a number of accumulation units from the variable subaccounts and an amount from the fixed account will be deducted to equal such amount. For surrenders, deductions will be made from the fixed or variable subaccounts that you specify. Otherwise, the number of units from the variable subaccounts and the amount from the fixed account will be deducted in the same proportion that your interest in each bears to the total contract value.

VARIABLE ACCOUNT CONTRACT VALUE

The variable account contract value at any time will be the sum of the value of the units in any variable subaccount resulting from: (1) purchase payments allocated to a subaccount; plus (2) any amounts transferred to a subaccount from another subaccount or from the fixed account; less (3) any amounts transferred from a subaccount to another subaccount or to the fixed account; less; (4) any amounts deducted from a subaccount for charges or surrenders.

FIXED ACCOUNT CONTRACT VALUE

The fixed account contract value at any time will be: (1) the sum of all purchase payments allocated to the fixed account, plus interest credited; plus
(2) any amounts transferred to the fixed account from any variable subaccount, plus interest credited; less (3) any amounts transferred from the fixed account to any variable subaccount; less (4) any amounts deducted for charges or surrenders.

INTEREST TO BE CREDITED

We will credit interest to the fixed account contract value. Interest will begin to accrue on the date the purchase payments which are received in our corporate office become available to us for use. After the first year, interest will accrue on the fixed account value at rates determined by us and at our discretion. Theses rates will be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. However, we guarantee that the rate will not be less than the Guaranteed Interest Rate shown under Contract Data.

CONTRACT ADMINISTRATIVE CHARGE

We charge a fee for establishing and maintaining our records for this contract. The charge is $30 per year and is deducted from the contract value at the end of each contract year or, if earlier, when the contract is fully surrendered. The charge deducted will be prorated among the variable subaccounts and the fixed account in the same proportion your interest in each bears to the total contract value.

We waive this charge if your contract value, or your total purchase payments less any purchase payments surrendered, equals or exceeds $50,000.

If you make a full surrender of this contract, we deduct the full $30 contract administrative charge at the time of the full surrender regardless of purchase payments made or contract value.

The charge does not apply after settlement of this contract under an annuity payment plan.

PREMIUM TAX CHARGES

We reserve the right to deduct an amount from the value of this contract at the time that any applicable premium taxes assessed against the Company or otherwise not previously deducted are payable.

If a tax is payable at the time of your purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date.

131041                               Page 8                              (10/01)

TRANSFERS OF CONTRACT VALUES

While this contract is in force prior to the settlement date, transfer of contract values may be made as outlined below:

1. You may transfer all or part of the values held in one or more variable subaccounts to another one or more of the variable subaccounts. Subject to item 2, you may also transfer values held in one or more of the variable subaccounts to the fixed account.

2. On or within the 30 days after a contract anniversary you may transfer values from the fixed account to one or more of the variable subaccounts. Only one such transfer is allowed during this period each year. If such a transfer is made, no transfers from a variable subaccount to the fixed account may be made until the next contract anniversary.

You may make a transfer by written request. Transfer requests may also be made according to telephone procedures or automated transfer procedures that are then currently in effect, if any. There is no fee or charge for these transfers. However, the minimum transfer amount is $250, or if less, the entire value in the account from which the transfer is being made. Smaller minimums may apply to automated transfer procedures.

This transfer privilege may be suspended or modified by us at any time. The right to transfer contract values among the subaccounts and fixed account is also subject to modification if we determine, at our sole discretion, that the exercise of that right by one or more contract owners is, or would be, to the disadvantage of other contract owners. Any modification could be applied to transfers to or from some or all of the subaccounts and fixed account. These modifications could include, but not be limited to, the requirements of a minium time period between each transfer, not accepting transfer requests of an agent acting under a power of attorney on behalf of more than one contract owner, limiting the dollar amount that may be transferred between the subaccounts and the fixed account by a contract owner at any one time. We may apply these modifications or restrictions in any manner reasonably designed to prevent any use of the transfer right we consider to be to the disadvantage of other contract owners.

131041                               Page 9                              (10/01)

                           FIXED AND VARIABLE ACCOUNTS

THE FIXED ACCOUNT

The fixed account is our general account. It is made up of all of our assets other than:

1.   those in the variable subaccounts; and

2.   those in any other segregated asset account.

THE VARIABLE ACCOUNT

The variable account is a separate investment account of ours. It consists of several subaccounts, which are named under Contract Data. We have allocated a part of our assets for this contract to the variable accounts. Such assets remain our property. However, they may not be charged with the liabilities from any other business in which we may take part.

INVESTMENTS OF THE VARIABLE ACCOUNT

Purchase payments applied to the variable subaccounts will be allocated as specified by the owner. Each variable subaccount will buy, at net asset value, shares of the fund shown for that subaccount under Contract Data or as later added or changed.

We may change the funds from which the variable subaccounts buy shares if laws or regulations change, the existing funds become unavailable or in our judgment, the funds are no longer suitable for the subaccounts. We have the right to substitute funds for those shown under Contract Data, including funds other than those shown under Contract Data. We may also: add additional subaccounts investing in other funds; combine subaccounts; transfer assets to and from the subaccounts or the variable account; and eliminate or close any subaccounts.

When required, we would first seek approval of the Securities and Exchange Commission and, the insurance regulator of the state where this contract is delivered.

VALUATION OF ASSETS

Fund shares in the variable subaccounts will be valued at their net asset value.

VARIABLE ACCOUNT ACCUMULATION UNITS

The number of accumulation units for each of the variable subaccounts is found by adding the number of accumulation units resulting from:

1. purchase payments and any purchase payment credits allocated to the subaccount; and

2.   transfers to the subaccount;

and subtracting the number of accumulation units from:

1.   transfers from the subaccount; and

2.   surrenders (including surrender charges) from the subaccount; and

3.   contract administrative charge deductions from the subaccount.

The number of accumulation units added or subtracted for each of the above transactions is found by dividing (1) by (2) where:

(1)  is the amount allocated to or deducted from the subaccount; and

(2) is the accumulation unit value for the subaccount for the respective valuation period during which we receive the purchase payment or transfer value, or during which we deducted transfers, surrenders, surrender charges or contract administrative charges.

VARIABLE ACCOUNT ACCUMULATION UNIT VALUE

The value of an accumulation unit for each of the variable subaccounts was arbitrarily set at $1 when the first fund shares were bought. The value for any later valuation period is found as follows:

     The accumulation unit value for each variable subaccount for the last prior valuation period is multiplied by the net investment factor for the same account for the next following valuation period. The result is the accumulation unit value. The value of an accumulation unit may increase or decrease from one valuation period to the next.

131041                               Page 10                             (10/01)

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a variable subaccount from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of an accumulation or annuity unit may increase or decrease.

The net investment factor for any such subaccount for any one valuation period is determined by: dividing (1) by (2) and subtracting (3) from the result. This is done where:

(1)  is the sum of:

     a) the net asset value per share of the fund held in the variable subaccount determined at the end of the current valuation period; plus

     b) the per share amount of any dividend or capital gain distributions made by the fund held in the variable subaccount, if the "ex-dividend" date occurs during the current valuation period.

(2) is the net asset value per share of fund held in the variable subaccount, determined at the end of the last prior valuation period.

(3)  is a factor representing the mortality and expense risk charge.

MORTALITY AND EXPENSE RISK CHARGE

In calculating unit values we will deduct a mortality and expense risk charge from the variable subaccounts equal, on an annual basis, to 1.20% of the daily net asset value. This deduction is made to compensate us for assuming the mortality and expense risks under contracts of this type. We estimate that approximately 2/3 of this charge is for assumption of mortality risk and 1/3 is for assumption of expense risk. The deduction will be: (1) made from each variable subaccount; and (2) computed on a daily basis.

ANNUITY UNIT VALUE

The value of an Annuity Unit for each variable subaccount was arbitrarily set at $1 when the first funds were bought. The value for any later valuation period is found as follows:

1. The annuity unit value for each variable subaccount for the last prior valuation periods is multiplied by the net investment factor for the subaccount for the valuation period for which the annuity unit value is being calculated.

2. The result is multiplied by an interest factor. This is done to neutralize the assumed investment rate which is built into the settlement tables under the Tables of Settlement Rates section.

131041                               Page 11                             (10/01)

                              SURRENDER PROVISIONS

SURRENDER

By written request and subject to the rules below you may:

1.   surrender this contract for the total surrender value; or

2.   partially surrender this contract for a part of the surrender value.

RULES FOR SURRENDER

All surrenders will have the following conditions:

1. You must apply by written request or other method agreed to by us: (a) while this contract is in force; and (b) prior to the earlier of the settlement date or the death of the annuitant.

2. Unless we agree otherwise, you must surrender an amount equal to at least $250 or the entire contract value, if less. The contract value after a partial surrender must be at least $600.

3. The amount surrendered, less any charges, will normally be paid to you within seven days of our receipt of your written surrender request and the return of this contract, if required. For surrenders from the fixed account, we have the right to defer payment to you for up to 6 months from the date we receive the request.

4. For partial surrenders, if you do not specify from which accounts the surrender is to be made, the surrender will be made from the variable subaccounts and fixed account in the same proportion as your interest in each bears to the contract value.

5.   Any amounts surrendered and charges which may apply can not be repaid.

     Upon surrender for the full surrender value this contract will terminate. We may require that you return the contract to us before we pay the full surrender value.

SURRENDER VALUE

The surrender value at any time will be:

1.   the contract value;

2.   minus the contract administrative charge;

3.   minus any surrender charge.

SURRENDER CHARGE

If you surrender all or a part of your contract in the first three contract years, you may be subject to a 7% surrender charge.

     FOR FULL SURRENDERS, the surrender charge applies to purchase payments you have made that have not previously been subject to a surrender charge. The surrender charge amount is determined by:

     a)   adding together all purchase payments you have made to the contract,

     b) subtracting any purchase payments already subject to the surrender charge in any earlier surrenders, and

     c)   multiplying the result by the 7% surrender charge.

     FOR PARTIAL SURRENDERS, the surrender charge defined above for full surrenders applies to amounts surrendered representing purchase payments.

The surrender charge applies regardless of the contract value at time of surrender. Therefore, the purchase payment amount applied to the surrender charge percentage may be greater or less than the contract value.

131041                               Page 12                             (10/01)

WAIVER OF SURRENDER CHARGES

Surrender charges are waived for all of the following:

1. In each of the first three contract years, amounts surrendered totaling up to 10% of the contract value as of the beginning of that contract year,(1) or, if larger, amounts surrendered that represent contract earnings;(2) and

     (1) Your initial purchase payment is considered the beginning of contract year contract value during the first contract year.

     (2) Contract earnings are defined as the contract value less purchase payments not previously surrendered.

     NOTE: Surrender charges waived for a partial surrender under this item do not reduce the total surrender charges that may become payable under this contract. The surrender charge amount for a subsequent full surrender in the first three years of the contract, if applicable, would be determined as described under the "Surrender Charge" section above.

2. Death Benefit payments made in the event of the death of the owner or annuitant; and

3.   Contracts settled under an Annuity Payment Plan; and

4. Exercise of the Waiver of Surrender Charges Upon Hospital or Nursing Home Confinement described below.

WAIVER OF SURRENDER CHARGES UPON HOSPITAL OR NURSING HOME CONFINEMENT

If the owner is age 75 or younger on the contract date, surrender charges will be waived providing the following requirements are met:

1. We receive satisfactory written proof as described below that you are or your spouse is confined in a nursing home or hospital; and

2.   such confinement has lasted for 90 straight days; and

3.   such confinement began after the contract date of this contract; and

4. we receive your surrender request no later than 91 days after the release from the hospital or nursing home.

To qualify, the letter of proof must:

(a) be signed by your licensed physician or the hospital or nursing home administrator; and

(b)  be on appropriate medical letterhead; and

(c)  specify the confinement dates; and

(d) if hospital confinement, specify hospital name, address and that it is operated pursuant to state and federal law; or

(e) if nursing home confinement, specify nursing home name, address and that it meets the following definition of a nursing home.

To qualify, the nursing home must be a facility or distinctly separate part of a hospital or other institution(3) which is licensed by the appropriate licensing agency to engage primarily in providing nursing care and related services to inpatients; and:

(a) provide 24 hour a day nursing service under a planned program of policies and procedures which was developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one Doctor and one Nurse; and

(b)  have a Doctor available to furnish medical care in case of emergency; and

(c) have at least one Nurse who is employed there full time (or at least 24 hours per week if the facility has less than 10 beds); and

(d)  have a Nurse on duty or on call at all times; and

(e)  maintain clinical records for all patients; and

(f) have appropriate methods and procedures for handling and administering drugs and biologicals.

(3) If an institution or facility has multiple licenses or purposes, a portion, ward, wing or unit thereof will qualify as a Nursing Home only if it meets all of the above criteria, is authorized by license to provide nursing care to inpatients, and is engaged principally in providing such nursing care in accordance with that license.

131041                               Page 13                             (10/01)

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER

We have the right to suspend or delay the date of any surrender payment from the variable subaccounts for any period:

1.   when the New York Stock Exchange is closed; or

2.   when trading on the New York Stock Exchange is restricted; or

3. when an emergency exists as a result of which: (a) disposal of securities held in the variable subaccounts is not reasonably practicable; or (b) it is not reasonably practicable to fairly determine the value of the net assets of the variable subaccounts; or

4. during any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in 2 and 3 exist.

131041                               Page 14                             (10/01)

                               ANNUITY PROVISIONS

SETTLEMENT

When settlement occurs, the contract value will be applied to make annuity payments. The first payment will be made as of the settlement date. This date is shown under Contract Data. Before payments begin we will require satisfactory proof that the annuitant is alive. We may also require that you exchange this contract for a supplemental contract, which provides for the annuity payments.

CHANGE OF SETTLEMENT DATE

You may change the settlement date shown for this contract. Tell us the new date by written request. However the settlement date may not be later than the later of: (1) the annuitant's 85 birthday; or (2) the tenth contract anniversary; or
(3) such other date as agreed upon by us. Also, if you select a new date, it must be at least 30 days after we receive your written request at our corporate office.

ANNUITY PAYMENT PLANS

Subject to the terms of this contract, annuity payments may be made on a fixed dollar basis, a variable basis, or a combination of both. You can schedule receipt of annuity payments according to one of the Plans A through E below or another plan agreed to by us.

     PLAN A - LIFE INCOME NON-REFUND.

     Monthly annuity payments will be paid during the lifetime of the annuitant. No payments will be made after the annuitant dies.

     PLAN B - LIFE INCOME WITH GUARANTEED PERIOD.

     Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a period of at least five, ten or fifteen years whether or not the annuitant is living. You must select the guaranteed period.

     PLAN C - LIFE INCOME WITH INSTALLMENT REFUND.

     Monthly annuity payments will be paid during the lifetime of the annuitant with a guarantee that payments will be made for a certain number of months whether or not the annuitant is living. The number of months is determined by dividing the contract value applied under this plan by the amount of the monthly payment.

     PLAN D - JOINT AND SURVIVOR LIFE INCOME.

     Monthly payments will be paid during the lifetime of the annuitant and a joint annuitant. When either the annuitant or the joint annuitant dies, we will continue to make monthly payments for the lifetime of the survivor. No payments will be paid after the death of both the annuitant and joint annuitant.

     PLAN E - TERM CERTAIN INSTALLMENT.

     Monthly annuity payments will be paid for a specified period of years. The period of years may be no less than 10 nor more than 30.

By written request to us at least 30 days before the settlement date, you may select the plan or change to another plan. If at least 30 days before the settlement date we have not received at our corporate office your written request to select a plan, we will make payments according to Plan B with payments guaranteed for ten years.

If the amount to be applied to a plan is not at least $2,000 and produces a monthly payment of less than $20.00, or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the surrender value.

131041                               Page 15                             (10/01)

ALLOCATION OF CONTRACT VALUES AT SETTLEMENT

At the time of settlement under an Annuity Payment Plan you may reallocate your contract value to the Fixed Account to provide fixed dollar payments and/or among the variable subaccounts to provide variable annuity payments. Unless we agree otherwise, you may use a maximum of five variable subaccounts at any one time during settlement.

FIXED ANNUITY

A fixed annuity is an annuity with payments that are guaranteed by us as to dollar amount. Fixed annuity payments after the first will never be less than the amount of the first payment. At settlement, the fixed account contract value will be applied to the applicable Settlement Table. This will be done in accordance with the Payment Plan chosen. The amount payable for each $1,000 so applied is shown in Table B under the Tables of Settlement Rates section.

VARIABLE ANNUITY

A variable annuity is an annuity with payments which: (1) are not predetermined or guaranteed as to dollar amount: and (2) vary in amount with the investment experience of the variable subaccounts.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT

At settlement, the variable account contract value will be applied to the applicable Settlement Table. This will be done: (1) on the valuation date on or next preceding the 7th calendar day before the settlement date; and (2) in accordance with the Payment Plan chosen. The amount payable for the first payment for each $1,000 so applied is shown in Table A under the Tables of Settlement Rates section.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

Variable annuity payments after the first vary in amount. The amount changes with the investment performance of the variable subaccounts. The dollar amount of variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the value of an annuity unit as of the valuation date on or next preceding the 7th calendar day before the settlement date. This result establishes the fixed number of annuity units for each monthly annuity payment after the first. This number of annuity units remains fixed during the annuity payment period.

2. The fixed number of annuity units is multiplied by the annuity unit value as of the valuation date on or next preceding the 7th calendar day before the date the payment is due. The result establishes the dollar amount of the payment.

We guarantee that the dollar amount of each payment after the first will not be affected by variation in expenses or mortality experience.

EXCHANGE OF ANNUITY UNITS

After annuity payments begin, annuity units of any variable subaccount may be exchanged for units of any of the other variable subaccounts. This may be done no more than once a year. Unless we agree otherwise you may use a maximum of five variable subaccounts at any one time. Once annuity payments start, no exchanges may be made to or from any fixed annuity.

131041                               Page 16                             (10/01)

                           TABLES OF SETTLEMENT RATES

Table A below shows the amount of the first monthly variable annuity payment, based on a 5% assumed investment return, for each $1,000 of value applied under any payment plan. The amount of the first and all subsequent monthly fixed dollar annuity payments for each $1,000 of value applied under any payment plan will be based on our fixed dollar Table of Settlement Rates in effect at settlement. Such rates are guaranteed to be not less than those shown in Table
B. The amount of such annuity payments under Plans A, B and C will depend upon the sex and age of the annuitant at settlement. The amount of such annuity payments under Plan D will depend upon the sex and the age of the annuitant and the joint annuitant at settlement.

  TABLE A - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000
                                     APPLIED

                         PLAN A                          PLAN B                           PLAN C             PLAN D
------------------------------------------------------------------------------------------------------------------------
   AGE                                                 LIFE INCOME                      LIFE INCOME     JOINT & SURVIVOR
   AT      BEGINNING  LIFE INCOME      FIVE YEARS    WITH TEN YEARS    FIFTEEN YEARS    INSTALLMENT       NON-REFUND
 ANNUIT-      IN       NON-REFUND       CERTAIN          CERTAIN          CERTAIN          REFUND        MALE & FEMALE
 IZATION     YEAR     MALE  FEMALE    MALE  FEMALE     MALE  FEMALE     MALE  FEMALE    MALE  FEMALE       SAME  AGE
------------------------------------------------------------------------------------------------------------------------
 Age 65     2005      6.49    5.85    6.44    5.83     6.29    5.77     6.06    5.66    6.13    5.67          5.34
            2010      6.40    5.78    6.35    5.76     6.22    5.71     6.00    5.61    6.06    5.61          5.30
            2015      6.31    5.72    6.27    5.70     6.15    5.65     5.95    5.56    6.00    5.56          5.25
            2020      6.23    5.66    6.19    5.64     6.08    5.60     5.90    5.52    5.93    5.51          5.21
            2025      6.15    5.60    6.12    5.59     6.01    5.54     5.84    5.47    5.88    5.47          5.18
            2030      6.08    5.55    6.05    5.53     5.95    5.50     5.80    5.43    5.82    5.43          5.14

 Age 70     2005      7.41    6.54    7.29    6.50     6.98    6.36     6.54    6.14    6.79    6.22          5.85
            2010      7.28    6.45    7.17    6.41     6.88    6.28     6.48    6.08    6.70    6.15          5.78
            2015      7.16    6.35    7.06    6.32     6.80    6.21     6.42    6.03    6.61    6.08          5.72
            2020      7.04    6.27    6.95    6.24     6.71    6.14     6.37    5.97    6.53    6.01          5.66
            2025      6.93    6.19    6.85    6.16     6.63    6.07     6.31    5.92    6.45    5.95          5.61
            2030      6.83    6.11    6.76    6.09     6.55    6.01     6.26    5.87    6.38    5.90          5.56

 Age 75     2005      8.67    7.58    8.42    7.47     7.78    7.15     7.02    6.70    7.65    6.99          6.59
            2010      8.49    7.43    8.26    7.34     7.68    7.05     6.97    6.63    7.53    6.89          6.49
            2015      8.32    7.30    8.11    7.21     7.58    6.96     6.91    6.57    7.42    6.80          6.40
            2020      8.16    7.18    7.97    7.10     7.48    6.87     6.86    6.51    7.31    6.71          6.31
            2025      8.00    7.06    7.83    6.99     7.38    6.78     6.81    6.46    7.21    6.62          6.24
            2030      7.86    6.95    7.70    6.89     7.29    6.70     6.75    6.40    7.12    6.55          6.16

 Age 85     2005     13.01   11.44   11.71   10.69     9.46    9.09     7.69    7.60   10.30    9.50          9.30
            2010     12.65   11.12   11.48   10.45     9.38    9.00     7.67    7.58   10.11    9.32          9.09
            2015     12.31   10.82   11.26   10.23     9.30    8.90     7.66    7.56    9.93    9.15          8.90
            2020     11.99   10.55   11.04   10.02     9.22    8.80     7.64    7.53    9.76    9.00          8.72
            2025     11.70   10.29   10.84    9.83     9.15    8.71     7.62    7.51    9.60    8.85          8.55
            2030     11.42   10.06   10.64    9.64     9.07    8.62     7.61    7.48    9.45    8.72          8.40

Table A above is based on the "1983 Individual Annuitant Mortality Table A" with 100% Projection Scale G and a 5% assumed investment return. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 5% assumed investment return.

   PLAN E - DOLLAR AMOUNT OF FIRST MONTHLY VARIABLE ANNUITY PAYMENT PER $1,000
                                     APPLIED

                  MONTHLY                    MONTHLY                    MONTHLY
  YEARS PAYABLE   PAYMENT    YEARS PAYABLE   PAYMENT    YEARS PAYABLE   PAYMENT
----------------------------------------------------------------------------------
        10         10.51           17          7.20           24          5.88
        11          9.77           18          6.94           25          5.76
        12          9.16           19          6.71           26          5.65
        13          8.64           20          6.51           27          5.54
        14          8.20           21          6.33           28          5.45
        15          7.82           22          6.17           29          5.36
        16          7.49           23          6.02           30          5.28

131041                               Page 17                             (10/01)

TABLE B - DOLLAR AMOUNTS OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000
                                    APPLIED

                         PLAN A                          PLAN B                            PLAN C           PLAN D
-------------------------------------------------------------------------------------------------------------------------
  AGE                                                  LIFE INCOME                       LIFE INCOME   JOINT  & SURVIVOR
   AT      BEGINNING  LIFE INCOME     FIVE YEARS     WITH TEN YEARS    FIFTEEN YEARS    INSTALLMENT       NON-REFUND
 ANNUIT-      IN       NON-REFUND       CERTAIN          CERTAIN          CERTAIN          REFUND         MALE & FEMALE
 IZATION     YEAR     MALE  FEMALE    MALE  FEMALE    MALE   FEMALE    MALE   FEMALE    MALE  FEMALE        SAME AGE
-------------------------------------------------------------------------------------------------------------------------
 Age 65     2005      5.30    4.68    5.26    4.66    5.15     4.62     4.95    4.53    4.84    4.43          4.20
            2010      5.21    4.61    5.17    4.60    5.07     4.55     4.89    4.48    4.77    4.38          4.15
            2015      5.12    4.55    5.09    4.53    4.99     4.49     4.83    4.42    4.71    4.34          4.11
            2020      5.04    4.48    5.01    4.47    4.92     4.44     4.77    4.38    4.66    4.29          4.07
            2025      4.96    4.43    4.94    4.42    4.86     4.39     4.72    4.33    4.60    4.25          4.03
            2030      4.89    4.37    4.87    4.37    4.79     4.34     4.67    4.29    4.55    4.21          3.99

 Age 70     2005      6.21    5.38    6.12    5.35    5.87     5.24     5.48    5.05    5.45    4.97          4.74
            2010      6.08    5.29    6.01    5.26    5.77     5.16     5.41    4.99    5.37    4.90          4.67
            2015      5.96    5.20    5.89    5.17    5.68     5.08     5.35    4.93    5.29    4.84          4.61
            2020      5.85    5.11    5.79    5.09    5.59     5.01     5.29    4.87    5.22    4.78          4.55
            2025      5.75    5.03    5.69    5.01    5.51     4.94     5.23    4.82    5.15    4.72          4.49
            2030      5.64    4.96    5.59    4.94    5.43     4.88     5.17    4.76    5.08    4.67          4.44

 Age 75     2005      7.47    6.42    7.27    6.33    6.72     6.07     6.00    5.65    6.24    5.68          5.50
            2010      7.29    6.28    7.11    6.20    6.61     5.97     5.94    5.59    6.14    5.60          5.40
            2015      7.12    6.15    6.96    6.08    6.50     5.87     5.88    5.52    6.04    5.51          5.31
            2020      6.96    6.03    6.82    5.97    6.40     5.78     5.83    5.46    5.95    5.43          5.23
            2025      6.81    5.91    6.68    5.86    6.30     5.69     5.77    5.40    5.86    5.36          5.15
            2030      6.67    5.81    6.55    5.76    6.21     5.60     5.72    5.34    5.77    5.29          5.08

 Age 85     2005     11.77   10.25   10.64    9.60    8.51     8.12     6.73    6.64    8.66    7.97          8.24
            2010     11.42    9.94   10.40    9.37    8.42     8.02     6.71    6.61    8.50    7.82          8.03
            2015     11.09    9.65   10.18    9.15    8.34     7.91     6.70    6.59    8.35    7.68          7.84
            2020     10.78    9.38    9.96    8.94    8.26     7.81     6.68    6.56    8.20    7.55          7.66
            2025     10.49    9.14    9.75    8.74    8.18     7.72     6.66    6.54    8.06    7.42          7.50
            2030     10.22    8.91    9.56    8.56    8.09     7.62     6.65    6.51    7.94    7.31          7.35

Table B above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the Table above. Such rates will be furnished by us upon request. Amounts shown in the Table below are based on a 3% annual effective interest rate.

 PLAN E - DOLLAR AMOUNT OF EACH MONTHLY FIXED DOLLAR ANNUITY PAYMENT PER $1,000
                                     APPLIED

                  MONTHLY                    MONTHLY                    MONTHLY
  YEARS PAYABLE   PAYMENT    YEARS PAYABLE   PAYMENT    YEARS PAYABLE   PAYMENT
----------------------------------------------------------------------------------
        10          9.61           17          6.23           24          4.84
        11          8.86           18          5.96           25          4.71
        12          8.24           19          5.73           26          4.59
        13          7.71           20          5.51           27          4.47
        14          7.26           21          5.32           28          4.37
        15          6.87           22          5.15           29          4.27
        16          6.53           23          4.99           30          4.18

131041                               Page 18                             (10/01)

DEFERRED ANNUITY CONTRACT


-  FLEXIBLE PURCHASE PAYMENTS.
-  OPTIONAL FIXED DOLLAR OR VARIABLE ACCUMULATION VALUES AND ANNUITY PAYMENTS.
-  ANNUITY PAYMENTS TO BEGIN ON THE SETTLEMENT DATE.
-  THIS CONTRACT IS NONPARTICIPATING. DIVIDENDS ARE NOT PAYABLE.


IDS  LIFE INSURANCE  COMPANY
200 AXP Financial Center
Minneapolis, MN 55474